Exhibit 10.7

Zimmer GmbH

Zahlerweg 4

CH-6300 Zug

Phone +41 (0)58 854 90 00

www.zimmerbiomet.com

Confidentiality, Non-Competition, and
Non-Solicitation Agreement

between

Zimmer GmbH

Zahlerweg 4, 6300 Zug

( „Employer“)

and

Mr Wilfred van Zuilen

( „Employee“)

(collectively the "Parties")

Recitals

(A)

For purposes of this Agreement, "Parent" means an entity which is a holding company of or holds a controlling interest in Zimmer Biomet, Inc.(“Company” or “ZINC”); "Affiliate" means a subsidiary of Company or the Parent of Company or a company over which Company or any holding company of Company has control, including but not limited to Employer; and the definition of each of Company, Parent and Affiliates, includes any of their successors-in-interest, including, but not limited to, ZINC.

(B)

Company, Parent and the Affiliates (collectively, and each individually "Zimmer Biomet Group") are part of the global holdings of Zimmer Biomet Holdings, Inc., a publicly traded corporation incorporated under the laws of the state of Delaware, U.S.A., the primary purpose of which is to serve as the umbrella entity for ZINC. Zimmer Biomet Group is engaged in the development, manufacture, distribution, and sale of orthopedic medical and/or oral rehabilitation devices, products, and services.

(C)

Employee used to work as senior executive with Medtronic and continues to be bound by certain post-contractual non-competition restrictions of this company. The Parties are aware that Medtronic is competing with Zimmer Biomet Group in the Spine products range and that activities in these field might breach the Employee's restrictive covenants. The Parties have therefore agreed that Employee's employment responsibilities shall be structured in a manner to carve out the Spine products business in an effort to avoid conflicts with Employee's non-competition restrictions with Medtronic ("Carved-out Business").

Now therefore the Parties conclude the following agreement ("Agreement"):

1.	Confidentiality

1.1

As used herein, "Confidential Information" shall include, but not be limited to, all business, trade, and technical information of Zimmer Biomet Group, and of any third party, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during its employment with the Zimmer Biomet Group.

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1.2	Confidential Information includes, without limitation, the following:

(a)

marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans and go to market models and strategies; confidential customer information including identification of purchasing personnel, third party suppliers and service providers, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies;

(b)	organizational information such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; and divestiture information;

(c)	financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices;

(d)	technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods;

(e)	information disclosed to Employee as part of a training process;

(f)	information of third parties provided to Employee subject to non-disclosure restrictions for use in Employee's business for the Zimmer Biomet Group; and

(g)	any work product created by Employee in rendering services for the Zimmer Biomet Group.

1.3

Employee shall not at any time during the continuance of his/her employment with the Zimmer Biomet Group or at any time thereafter directly or indirectly use for his/her own purposes or for any purposes other than those of the Zimmer Biomet Group, record, divulge, disclose or communicate to any person, company, business entity or other organization or, through any failure to exercise due care and diligence, cause any unauthorized disclosure of, any trade secrets or Confidential Information except as may be necessary for the proper performance of Employee's duties or as may be specifically authorized in writing by the Employer.

1.4

Employee will notify Employer in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by the Zimmer Biomet Group to prevent unauthorized disclosure, transfer, or use of Confidential Information.

1.5

Upon termination of his/her employment with the Zimmer Biomet Group (for whatever reason), and at any other time at Employer's request, Employee shall, without retaining any copies or other record thereof, deliver to Employer or any person Employer may nominate each and every document and all other material of whatever nature in the possession or under the control of Employee containing or relating directly or indirectly to any Confidential Information.

1.6

The Employee undertakes when performing the duties under the employment agreement with Zimmer Biomet not to make use of any confidential information obtained from previous employers, including but not limited to the Carved-out Business that are covered by similar undertakings as set forth herein.

1.7	The confidentiality undertaking set forth in this Section 1 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of Employee.

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2.	Non-Competition, Non-Solicitation

2.1

Employee shall not, for as long as he/she remains an employee of the Zimmer Biomet Group and during a period of 18 months from the taking effect of the termination of his/her employment with the Zimmer Biomet Group ("Non-Competition Period"), alone, or jointly with, or as manager, agent for, or employee of any person or as a shareholder directly or indirectly carry on or be engaged, concerned or interested in any business competitive to the business of Zimmer Biomet Group with an effect in EMEA, or any other country for which Employee possesses and will possess knowledge of Confidential Information. The non-compete undertaking set forth in this Section shall apply to any product competing with the Employer's products lines, and in particular but not limited to activities for companies active in the orthopedic medical devices and joint replacement as well as robotic, services and solutions businesses, including their respective affiliates and subsidiaries, assignees, and successors. This non-competition covenant shall, however, not apply to the Carved-out Business.

2.2

Employee shall not during the Non-Competition Period (i) solicit, induce or attempt to induce any person who is an employee of the Zimmer Biomet Group to leave the Zimmer Biomet Group or to engage in any business that competes with the Zimmer Biomet Group; (ii) hire or assist in the hiring of any person who is an employee of the Zimmer Biomet Group to work for any business that competes with the Zimmer Biomet Group, or (iii) solicit, induce or attempt to induce any person or company that is a customer, supplier, service provider, distributor or sales agent of the Zimmer Biomet Group to discontinue or modify its customer relationship with the Zimmer Biomet Group.

3.	Non-Competition Period Payments

3.1

To the extent Employee is unable to obtain employment consistent with Employee's training and education solely because of the provisions of this Agreement, the following terms will apply upon expiration of any severance benefits to which Employee is otherwise eligible to receive ("Non-Competition Period Payments"):

(a)

Employer will make payments to Employee equal to 100% of the Employee's monthly base salary at the time of Employee's termination (exclusive of bonus, extra compensation and any other employee benefits) for each month of such unemployment through the end of the Non-Competition Period;

(b)

to the extent Employee is able to obtain employment which does not violate this Agreement, but solely because of this Agreement, the monthly base salary for the replacement employment is less than Employee's monthly base salary at the time of Employee's termination (exclusive of bonus, extra compensation and any other employee benefits), Employer agrees to pay the difference up to 100% of the Employee's monthly base salary for each such month through the end of the Non-Competition Period;

(c)

on the 15th day of each month of such unemployment, Employee will give Employer a detailed written account of Employee's efforts to obtain employment and an explanation exclusively attributing Employee's inability to obtain replacement employment to the provisions of this Agreement.

3.2

In the event of Employee's breach of the undertakings hereunder, Employee agrees that he will still be bound by all of the provisions set forth in this Agreement, including, but not limited to, the non-competition, non-solicitation, non-disparagement and non-disclosure covenants, until the end of the Non-Competition Period.

4.	Remedies

4.1

For each violation of the covenants set forth in Sections 1 and/or 2, Employee shall pay to Employer or, at Employer's instruction, any other affiliate of the Zimmer Biomet Group, an amount corresponding to Employee's last annual salary at the time of Employee's termination

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(inclusive bonus payments, extra compensation and any other employee benefits) as liquidated damages plus such additional damages as may be incurred by Employer and/or any other affiliate of the Zimmer Group. The payment of this sum shall not operate as a waiver of the above obligations. Employer and/or any other affiliate of the Zimmer Biomet Group shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation.

4.2

To the extent that Employee breaches any provision of this Agreement during the Non-Competition Period and/or fails to timely submit the written account required by Section 3, Employer reserves, in addition to all other relief to which Employer shall be entitled, the right to cease making any Non-Competition Period Payments.

5.	Miscellaneous

5.1

This Agreement constitutes and expresses the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous oral or written agreements, representations, understandings and the like between the Parties.

5.2	This Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by the Parties.

5.3

If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

6.	Waiver

Employer may at any time in its sole discretion waive all or certain of the restrictions under this Agreement respecting a notice period of one month. Employee acknowledges and agrees that in case the non-competition restriction is waived during the notice period under the employment agreement, there will be no entitlements to Non-Competition Period Payments under clause 3 of this Agreement. In case the waiver occurs following termination of employment, any Non-Competition Period Payment will cease once the one-month's period has lapsed.

7.	Governing Law and Jurisdiction

7.1	This Agreement shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

7.2	The competent ordinary courts at the registered of Employer shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement

Employee's signature below indicates that Employee has read the entire Agreement, Employee understands what Employee is signing, and is signing it voluntarily. Employee agrees that Zimmer         Biomet Group advised Employee to consult with an attorney prior to signing the Agreement.

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This Agreement enters into force on the later date set-out below.

Zug, May 5, 2021

Zimmer Gmbh

/s/ Carole Maire

Carole Maire

President EMEAHR VP EMEA

Agreed:

Place and Date: Woerden, May 5, 2021Employee:/s/ Wilfred van Zuilen

Wilfred van Zuilen